UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2015

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36445	01-0801232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Executive Boulevard
Elmsford, New York		10523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On April 27, 2015, the holders of the Fifteenth Amended and Restated Secured Convertible Promissory Notes, dated December 11, 2014, of NanoVibronix, Inc. (the “Company”) elected to convert the outstanding principal and interest thereunder into shares of the Company’s series C preferred stock. On that date, an aggregate principal balance of $1,500,000 and $106,027 in accrued interest were converted into 603,769 shares of series C preferred stock.

The shares of series C preferred stock were not registered under the Securities Act of 1933, as amended, or the securities laws of any state, and were offered and sold pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2015, the Board of Directors (the “Board”) of the Company appointed Michael Ferguson and Thomas R. Mika as members of the Board, effective as of the same date, each with a term expiring at the 2015 annual meeting of the Company’s stockholders or when his successor is duly elected and qualified. In connection with their appointments, each director was granted an option to purchase 20,000 shares of the Company’s common stock on April 27, 2015, at an exercise price of $2.57 per share, subject to the terms and conditions of the NanoVibronix, Inc. 2014 Long-Term Incentive Plan. The options vest and become exercisable on the one-year anniversary of the date of grant and have a term of 10 years from the date of grant.

In January 2009, Mr. Ferguson founded Ferguson Strategies, LLC, a government affairs and strategic business consulting firm, where he serves as the chief executive officer and chairman. From 2001 to January 2009, he served in the U.S. House of Representatives, representing New Jersey’s 7th congressional district. While in Congress, he was a member of the House Energy and Commerce Committee, which has wide jurisdiction over the healthcare, telecommunications and energy industries. He served as vice chairman of the panel’s Health Subcommittee, where he became a key member on health care issues and helped to ensure passage of the Medicare Part D prescription drug benefit in 2003. In addition, he served as a member of the Telecommunications and Internet Subcommittee as well as the Oversight and Investigations Subcommittee. Mr. Ferguson was also a member of the House Financial Services Committee, where he co-sponsored the Sarbanes-Oxley Act of 2002 and helped enact the initial terrorism risk insurance law. Congressman Ferguson currently serves as a senior fellow of the Center for Medicine in the Public Interest’s Odyssey Initiative for Biomedical Innovation and Human Health. He has also served on various corporate advisory boards and committees, including for Pfizer, Inc., the National Italian American Foundation and the United States Golf Association. Mr. Ferguson received a bachelor’s degree in government from the University of Notre Dame and a master’s of public policy degree with a specialization in education policy from Georgetown University. Mr. Ferguson brings to the board his extensive background in government affairs, health care policy, and business strategy gained from his experiences in Congress and business consulting, which we believe will assist in strengthening and advancing our strategic focus and regulatory compliance.

Mr. Mika has over 25 years of senior management, finance and consulting experience. He has served in various roles at CollabRx, Inc. (formerly known as Tegal Corporation), a publicly-traded data analytics company focusing on genomics-based medicine, including as its chief executive officer and president since March 2005 and as chairman of the board since October 2006. From 1992 to 2002, he also served on the company’s board of directors, which included periods of service as the chairman of the compensation committee and a member of the audit committee, until he was appointed as its executive vice president and chief financial officer in August 2002. Prior to that, Mr. Mika founded IMTEC, a boutique investment firm active in the management of several companies in industries such as healthcare, pharmaceuticals, media and information technology. Mr. Mika was also a director of Metrologix, a semiconductor metrology company, from the time of its initial start-up until its sale to KLA-Tencor Corp. Prior to forming IMTEC, Mr. Mika was a managing consultant with Cresap, McCormick & Paget and a policy analyst for the National Science Foundation. He holds a Bachelor of Science degree in microbiology from the University of Illinois at Urbana-Champaign and a Master of Business Administration degree from the Harvard Graduate School of Business. Mr. Mika’s qualifications to serve on our board include his significant strategic and business insight from his prior service on the board of directors of other publicly-held companies, as well as his substantial senior management, finance and consulting experience.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoVibronix, Inc.

Date: April 29, 2015	By:	/s/ Stephen Brown
Name: Stephen Brown Title: Chief Financial Officer